                                                                     EXHIBIT 2.1

                         AGREEMENT OF SALE AND PURCHASE
                         ------------------------------

       THIS AGREEMENT OF SALE AND PURCHASE (the "AGREEMENT"), dated as of November 1, 1996, is made by and between SOUTHMARK SAN JUAN, INC. ("SELLER"), a Delaware corporation having an address at 2711 LBJ Freeway, Suite 950, Dallas, Texas 75234, and PUERTO RICO HOTEL OPCO, LLP ("PURCHASER"), a Delaware limited partnership doing business in Puerto Rico as Puerto Rico Hotel OPCO LLP SE, having an address at 277 Park Avenue, 19th Floor, New York, New York 10172.

                         DEFINITIONS; SALE AND PURCHASE
                         ------------------------------

       1.01 DEFINITIONS:    For the purposes of this Agreement, the following
            -----------
terms shall have the meanings indicated:

       (a) "BOOKINGS" shall mean contracts or reservations for the use or occupancy of guest rooms and/or the banquet facilities of the Hotel.

       (b) "CLOSING DATE" shall mean the date specified in Section 7.01.
                                                           ------------
       (c) "CONSUMABLES" shall mean all opened and unopened food and beverages (alcoholic and non-alcoholic).

       (d) "CUT-OFF TIME" shall mean 11:59 p.m. on the date preceding the Closing Date.

       (e) "EFFECTIVE DATE" shall mean the date of this Agreement.

       (f) "EXPENDABLES" shall mean all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing, stationery and uniforms, whether in use or held in reserve storage for future use in connection with the operation of the Hotel.

       (g) "FRANCHISE AGREEMENT" shall mean the existing License Agreement with Hughes Properties, Inc. with respect to the Hotel.

       (h) "FURNISHINGS" shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property, which are be owned by Seller and located on or used or usable in connection with any part of the Hotel, subject to such deletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date in accordance with the terms and provisions of this Agreement.

       (i) "HOTEL" shall mean that certain hotel situated in the City of San Juan, Municipality of Carolina, Commonwealth of Puerto Rico containing 420 rooms and approximately 321,698 square feet of total building area, four restaurants with three bars, a show lounge and a 10,400 square foot casino, four meeting rooms and all related amenities and facilities commonly known and operated as the "Sands Hotel & Casino."

       (j) "HOTEL CONTRACTS" shall mean all assignable service and maintenance contracts, employment agreements, union contracts, purchase orders, equipment leases, insurance policies and other contracts or agreements relating to the maintenance, operation, provisioning or equipping of the Hotel, if any, together with all related written warranties and guaranties, if any.

       (k) "HOTEL EMPLOYEES" shall mean the persons employed by or on behalf of Seller to maintain, operate and manage the Hotel and to provide services to the guests of the Hotel.

       (l) "IMPROVEMENTS" shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Land.

       (m) "LAND" shall mean the land and all appurtenances thereto, having a street address at Isla Verde Road 187, San Juan, Puerto Rico upon which the Hotel is situated together with all appurtenances thereto, being those certain parcels of land located on the Avenida Isla Verde, City of San Juan, Municipality of Carolina, Commonwealth of Puerto Rico, as described on Exhibit A
                                                                       ---------
attached hereto (including both "Parcel A" and "Parcel B") and made a part hereof for all purposes.

       (n) "LEASEHOLD ESTATES" shall mean the following:

          (i) Seller's interest, as tenant, in a lease dated January 29, 1987 entered into by and between Frank Lopez and Iris Cuevas de Lopez, as Landlord, and Puerto Rico Hotel Associates, as Tenant, covering and pertaining to that certain 1.888 acre parcel of land located opposite the Hotel, as described on Exhibit A-1 attached hereto and made a part
                              -----------
       hereof, which Ground Lease is filed at Page 125 of Volume 27, Entry 350, of the Registry of Property of Puerto Rico, a Section of Carolina, as assigned to Seller pursuant to that certain Deed of Amendment and Assignment of Lease dated August 8, 1990, filed at Page 125 of Volume 27, Entry 249, of the Registry of Property of Puerto Rico, a Section of Carolina; and

          (ii) Seller's interest, as tenant, in a lease dated May 29, 1987 with Coral Beach Condominium, as Landlord, covering that certain parcel of land consisting of approximately 4,000 square feet located to the west of the Hotel, more particularly described on Exhibit A-2, attached hereto
                                                 -----------
       and hereby made a part hereof for all purposes.

       (o) "PERMITS" shall mean all transferable licenses, franchise, permits, certificates of occupancy, authorizations and approvals issued to Seller and used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages and the operation of the casino located in the Hotel, but expressly excluding any Permits which may not be transferred under applicable laws (it being understood that the gaming license to operate the casino currently held by the Manager of the Hotel is expressly not transferable).

       (p) "PROPERTY" shall mean, collectively, the Land and Improvements but expressly excluding the following:

          (i) all of the personal property and personal effects and furnishings belonging to the senior personnel of the Manager of the Hotel set forth on Exhibit G attached hereto and made a part hereof for all purposes;
          ---------

          (ii) any rights to the use of the tradename "Sands Hotel" and all trademarks and other rights relating to such name or the use thereof;

          (iii) the right to the use of the tradename "Plaza Club";

          (iv) all items of personal property bearing the stamp, imprint, trademark, tradename, logo or symbol of the Hotel, the tradename "Sands," the tradename "Plaza Club," or any combination or derivation thereof and the gaming chips registered in the name of the casino's operator, bearing the "Sands" logo.

       1.02  SALE AND PURCHASE.  Seller agrees to sell and convey the Hotel,
             -----------------
Property, Furnishings, Consumables, Expendables, Permits, Leasehold Estates, Leases (as hereinafter defined), and Hotel Contracts to Purchaser and Purchaser agrees to purchase and accept the Hotel, Property, Furnishings, Consumables, Expendables, Permits, Leasehold Estates, Leases, and Hotel Contracts from Seller, for the price and subject to the terms, covenants, conditions and provisions set forth in this Agreement.

                                      II.

                                 CONSIDERATION
                                 -------------

       2.01 PURCHASE PRICE.  The purchase price ("PURCHASE PRICE") to be paid by
            --------------
Purchaser to Seller at the closing (the "CLOSING") shall be Twenty Nine Million Two Hundred Seventy-One Thousand Seven Hundred Sixty-Two and No/100 Dollars ($29,271,762.00) and shall be paid, funded or delivered as follows:

       (a) One Hundred Thousand Dollars ($100,000) as an earnest money deposit (together with any interest earned thereon, the "EARNEST MONEY") within two (2) business days after the execution and delivery of this Agreement by a check payable to San Juan Abstract Company, 255 Ponce DeLeon Avenue, 809 Royal Bank Center, Hato Rey, Puerto Rico, 00917, Attention: Mr. Eusebio Dardet, Phone No.:
809/753-1200, Facsimile No.: 809/759-8055 (in its capacity as holder of the Earnest Money, the "ESCROW AGENT"). The Earnest Money shall be held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller at the Closing and credited against the Purchase Price. If the Closing does not occur, the Earnest Money shall be held and delivered as provided in this Agreement;

       (b) Thirteen Million One Hundred Fifty-Two Thousand Six Hundred Thirty-Seven and No/100 Dollars ($13,152,637.00) at the Closing by wire transfer of good funds to an account to be designated by Seller prior to the Closing;

       (c) Fifteen Million Seven Hundred Nineteen Thousand One Hundred Twenty-Five and No/100th Dollars ($15,719,125.00) at the Closing by delivery to Seller of all those certain bonds issued by the Puerto Rico Industrial Medical and Educational Authority in connection with the Hotel listed on Exhibit G attached
                                                             ---------
hereto and made a part hereof, the value of which Seller and Purchaser agree is as set forth in this clause (c); and

       (d) Three Hundred Thousand and No/100th Dollars ($300,000.00) at the Closing by Purchaser delivering such releases as may be necessary to release Seller and the Property from the mortgage loan made by Banco Popular de Puerto Rico secured by the Property (the "Banco Popular Mortgage") the value of which releases Seller and Purchaser agree is as set forth in this clause (d).

       2.02 PURCHASE PRICE ALLOCATION; COMPLIANCE WITH INTERNAL REVENUE CODE.
            ----------------------------------------------------------------
Seller and Purchaser agree that prior to the expiration of the Inspection Period they shall use their respective good faith reasonable efforts to jointly allocate the Purchase Price among the assets to be purchased under the terms of this Agreement and shall provide to the other party an executed acknowledgment that such allocation has been approved by each such party. The parties acknowledge that any such allocation shall be utilized by both parties for federal income tax purposes. The parties further agree that they shall fully comply with the requirements of

Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder relating to allocation rules for certain applicable asset acquisitions.

                                      III.

                                     SURVEY
                                     ------

       3.01 SURVEY.  Promptly after the Effective Date, Seller shall provide to
            ------
Purchaser a copy of any survey or plat of the Land in Seller's possession. Purchaser shall, at its expense, obtain and deliver to Seller a current survey (the "SURVEY") of the Property prepared by a licensed Puerto Rican surveyor. The Survey, which will be certified to Purchaser and Chicago Title Insurance Company (in its capacity as title insurer, the "TITLE COMPANY") shall conform to the current standards, requirements and regulations of an ALTA Land Title Survey.

                                      IV.

                                TITLE INSURANCE
                                ---------------

       4.01 TITLE COMMITMENT.  Within three (3) days after the Effective Date,
            ----------------
Seller will at its expense cause the Title Company to deliver to Purchaser an up-to-date and complete commitment for an ALTA Owner's Policy of Title Insurance (the "TITLE COMMITMENT") accompanied by a legible copy of all recorded documents relating to liens, easements, rights-of-way, restriction and other matters affecting title to the Property.

       4.02 TITLE OBJECTIONS.  Purchaser shall have five (5) business days from
            ----------------
the last to be received of the Title Commitment, together with the documents referenced therein, and the Survey to notify Seller as to any items that are unsatisfactory to Purchaser in Purchaser's reasonable judgment. Unless Purchaser so notifies Seller within such five-day period, Purchaser shall be deemed to have approved the conditions of title to the Property as reflected by the Title Commitment and the Survey. If within such period Purchaser notifies Seller that any of the items are unacceptable ("OBJECTIONS"), Seller shall have a period of thirty (30) days in which to undertake to cure such Objections to Purchaser's and the Title Company's reasonable satisfaction. If Seller is unable to cure such Objections, then Purchaser may either (i) accept title to the Property subject to such Objections or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement. Purchaser shall make such election by written notice to Seller on or before the Closing Date or within five (5) days after Seller has advised Purchaser in writing that it is unable to cure such Objections, whichever occurs first, and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have accepted title to the Property subject to such Objections. Those restrictions, liens, encumbrances, easements, rights of way and other matters as are not objected to by Purchaser in the manner provided in this Section or which have been consented to in accordance with the preceding sentence shall be deemed "PERMITTED EXCEPTIONS". Purchaser acknowledges and agrees that all equipment leases which are being assigned to Purchaser under this Agreement and any filings made or purported liens held by the lessor with respect thereto shall be Permitted Exceptions. Seller acknowledges and agrees that in no event shall the Permitted Exceptions include any mortgage loans secured by or encumbering the Land, the Improvements or the Leasehold Estates.

       4.03 TITLE CONVEYED.  Seller shall, on the Closing Date, convey to
            --------------
Purchaser good, indefeasible and insurable title to the Land, Improvements and Leasehold Estates, subject only to the Permitted Exceptions.

                                      V.

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                     --------------------------------------
                            AND CONDITIONS PRECEDENT
                            ------------------------

       5.01 SELLER'S REPRESENTATIONS AND WARRANTIES.  Seller represents and
            ---------------------------------------
warrants to Purchaser that:

       (a) Seller is a duly organized and validly existing corporation, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.

       (b) The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller.

       (c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated thereby or the performance by Seller of its obligations under this Agreement.

       (d) To the best of Seller's actual knowledge, there are no leases or other similar agreements affecting all or any portion of the Property except those creating the Leasehold Estates and except as set forth in Exhibit B to
                                                                ---------
this Agreement. To the best of Seller's actual knowledge, the lease agreements creating the Leasehold Estates and all of the leases (the "LEASES") described in

Exhibit B are in full force and effect, there are no material defaults by any
---------
party thereunder, and true and complete copies of the lease agreements creating the Leasehold Estates and the Leases and all material correspondence, instruments and documents related to the Leases have been provided to Purchaser.

       (e) To the best of Seller's actual knowledge, there are no Hotel Contracts or similar agreements affecting the Property except as set forth in Exhibit C to this Agreement. To the best of Seller's actual knowledge, all of
---------
the Hotel Contracts and the Franchise Agreement are in full force and effect, there are no material defaults by any party thereunder, there are not now nor will there be any brokerage commissions or similar fees payable after Closing in connection with any of the Leases and true and complete copies of the Hotel Contracts and the Franchise Agreement and all instruments and documents related to the Hotel Contracts and the Franchise Agreement have been provided to Purchaser.

       (f) To the best of Seller's actual knowledge, all Permits necessary for the operation of the Hotel are set forth in Exhibit D to this Agreement and, to
                                            ---------
the extent transferable under applicable law, will be transferred to Purchaser at the Closing. To the best of Seller's actual knowledge, the Permits are in full force and effect, Seller has received no notice of any material violations thereof, and true and complete copies of all of the Permits have been delivered to Purchaser.

       (g) Seller has received no notice of, and, to the best of Seller's actual knowledge, there are no material violations of, law, ordinances, orders or regulations ("LAWS") of governmental or quasi-governmental authorities with respect to the Property (including, without limitation, those related to environmental, labor or employment matters), which would have a material adverse effect on the operation of the Hotel.

       (h) To the best of Seller's actual knowledge, there is no litigation, action, or proceeding pending or threatened relating to the Property or the transactions contemplated by this Agreement, including, but not limited to, those alleging the violation of any Laws pertaining to employment or employment practices, except as disclosed on Exhibit E attached hereto.
                                  ---------
       (i) Seller will provide to Purchaser within five (5) business days (i) true and complete copies of all bills for real estate and personal property taxes and assessments for the 1996 tax year and the two immediately preceding tax years and (ii) a true and complete list of the current Hotel Employees together with a schedule setting forth the compensation and fringe benefits (including, but not limited to, benefit plans) accorded to such Hotel Employee.

       (j) No Hotel Employees are employed under union agreements, collective bargaining agreements or similar arrangements except as disclosed on Exhibit F
                                                                     ---------
attached hereto.

       (k) Seller owns good and indefeasible title to the Furnishings (other than those items leased pursuant to equipment leases described in Exhibit C)
                                                                  ---------
subject only to the Permitted Exceptions.

       (l) With the exception of a petroleum fuel storage tank previously removed from the Property in accordance with applicable law, there are not now nor during Seller's ownership of the Property, nor to Seller's actual knowledge have there ever been, any toxic or hazardous wastes or substances used, generated, stored, treated or disposed of on the Property. Seller hereby indemnifies Purchaser from and against any loss, liability, claim or expense, including, without limitation, remediation costs, engineering fees and reasonable attorneys fees and expenses which Purchaser may incur by reason of such representation being false.

       5.02 PURCHASER'S REPRESENTATIONS AND WARRANTIES.  Purchaser represents
            ------------------------------------------
and warrants to Seller that:

       (a) Purchaser is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.

       (b) The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Purchaser.

       (c) All consents and approvals necessary to enable Purchaser to enter into this Agreement have been obtained by Purchaser.

       5.03 SELLER'S COVENANTS.  Seller covenants and agrees with Purchaser that
            ------------------
prior to the Closing:

       (a) Seller will use its best efforts and act in good faith to assist Purchaser and Purchaser's agents in performing their financial and other due diligence review of the Property.

       (b) Seller will not sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Property or any interest therein except for Furnishings. Consumables and Expendables which are sold or consumed in the ordinary course of business, and will replace the same with items of equivalent value and utility in the ordinary course of business.

       (c) Seller will keep the lease agreements creating the Leasehold Estates, the Leases, the Hotel Contracts, the Franchise Agreement and the Permits in full force and effect, will pay all charges when due under such agreements and will perform all of its obligations under such agreements.

       (d) Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller will not enter into any contracts, licenses, easements or other agreements relating to the Property which will obligate Purchaser or be a charge or lien against the Property, except those necessary to continue the operation of the Hotel in the ordinary course of business and which are terminable without penalty on no more than thirty days notice.

       (e) Seller will use its best efforts to cause the Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement which undertaking includes, but is not limited to,
(i) maintaining Expendables, Furnishings and Consumables in those quantities and at those levels reasonably equivalent to those present as of the Effective Date,
(ii) entering into Bookings and continuing current advertising and promotional programs in the ordinary course of business, (iii) collecting accounts receivable and paying accounts payable and (iv) cleaning, maintaining and repairing the Hotel.

       (f) Seller will permit Purchaser and its representatives to enter upon and inspect the Property and perform such investigations of the Property and all applicable books and records as Purchaser may from time to time reasonably deem desirable; provided, however, that Purchaser must give Seller reasonable prior notice of any such inspections and investigations and must use good faith efforts to minimize any interference with the operation of the Property.

       (g) Seller or its agents will promptly deliver to Purchaser a copy of any written communication received prior to Closing which might materially and adversely affect the operation of the Hotel and will promptly notify Purchaser upon learning of any fact or condition which might materially and adversely affect the operation of the Hotel.

       (h) Seller will cooperate with Purchaser in all reasonable respects in connection with Purchaser's application for new liquor licenses necessary for the operation of the Hotel and a new gaming license necessary for the operation of the casino.

       (i) Seller or its agents will promptly deliver to Purchaser a copy of the Hotel's customary daily operating report, including, without limitation, occupancy figures and casino revenues and expenses.

       5.04 INSPECTION PERIOD.  Purchaser and its representatives and agents
            -----------------
shall have a period from the Effective Date through the close of business on the date sixty (60) days after the Effective Date (or, if such date is not a business day, the next succeeding business day) (the "INSPECTION PERIOD") within which to undertake such inspections and investigations of the Property (including, but not limited to, engineering environmental studies, financial analysis, and feasibility studies) as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant, all at Purchaser's cost and expense. If Purchaser shall, in its sole opinion and discretion, determine that the Property or any matters related to the Property are unsatisfactory, then Purchaser may terminate this Agreement by written notice given to Seller prior to the end of the Inspection Period. Upon the giving of such notice, this Agreement shall terminate, Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement. All documents provided to Purchaser by Seller or its agents during the Inspection Period shall be treated as confidential at all times prior to the Closing Date and if Purchaser does not purchase the Property, shall remain confidential by Purchaser after termination of this Agreement (in any case, subject to disclosure by Purchaser to its principals, officers, employees, agents, lenders, consultants, attorneys and other professionals in connection with the transactions set forth herein).

       5.05  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's
             -----------------------------------------------
obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

       (a) Seller's representations and warranties set forth in this Agreement shall continue to be materially true and accurate.

       (b) Seller shall have delivered all of the documents required under this Agreement and performed all of its obligations under this Agreement.

       (c) There shall be no liens or judgments, and no material and unpaid charges, debts, liabilities, claims or obligations, which burden the Property, other than the Permitted Exceptions.

       (d) The Property shall on the Closing Date be in the same condition as on the last day of the Inspection Period except as attributable to ordinary wear and tear and depletion of Consumables and Expendables in the ordinary course of business provided, however, that Consumables and Expendables shall also be replaced in the ordinary course of business.

       (e) There shall have been no material adverse change in the condition or operations of the Hotel from the last day of the Inspection Period through the date of Closing.

       (f) Purchaser and its designated hotel operator shall have obtained such liquor, gaming and other licenses, permits, certificates, authorizations and approvals necessary or appropriate to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages and the operation of the casino located in the Hotel (collectively, the "Non-Transferable Licenses"), to the extent the same are not being transferred to Purchaser pursuant to this Agreement. Seller shall cooperate with Purchaser in attempting to obtain such Non-Transferable Licenses. If Purchaser is unable to obtain all such Non-Transferable Licenses prior to the Closing Date, Purchaser's only remedy shall be to adjourn the Closing Date for a period of up to sixty
(60) days in order to attempt to obtain such Non-Transferable Licenses, which right shall be exercised by giving written notice to Seller not more than five
(5) business days prior to the originally scheduled Closing Date.

       If any of the foregoing conditions have not been satisfied as of the Closing Date (with the exception of the condition set forth in clause (f) above), then Purchaser shall be entitled to terminate this Agreement by giving Seller written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement.

       5.06 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.  Seller's obligations
            --------------------------------------------
under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

       (a) Purchaser's representations and warranties set forth in this Agreement shall continue to be materially true and accurate.

       (b) Purchaser shall have substantially performed all of its obligations under this Agreement.

                                      VI.

                                    REMEDIES
                                    --------

       6.01 SELLER'S REMEDIES.  If Purchaser fails to perform its obligations
            -----------------
under this Agreement for any reason except (a) the failure of any condition precedent to Purchaser's obligations under this Agreement or (b) Purchaser's termination of this Agreement in accordance with its terms, then Seller's sole remedies shall be: (a) to terminate this Agreement by giving Purchaser written notice of such election prior to or at Closing whereupon (i) the Escrow Agent shall promptly pay to Seller the Earnest Money, and (ii) Purchaser shall pay to Seller on demand all out-of-pocket costs (including, but not limited to, reasonable attorney's fees) incurred by Seller in connection with this Agreement and the transactions contemplated by this Agreement); (b) to waive the default and close; or (c) to enforce specific performance of this Agreement.

       6.02 PURCHASER'S REMEDIES.   If Seller fails to perform its obligations
            --------------------
under this Agreement for any reason except the failure of any condition precedent to Seller's obligations under this Agreement, then Purchaser's sole remedies shall be : (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing whereupon (i) the Escrow Agent shall promptly return to Purchaser the Earnest Money, and (ii) Seller shall pay to Purchaser on demand all out-of-pocket costs (including, but not limited to, due diligence costs and reasonable attorney's fees) incurred by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement); (b) to waive the default and close; or (c) to enforce specific performance of this Agreement.

       6.03 ATTORNEY'S FEES.  In the event either party hereto is required to
            ---------------
employ an attorney because of the other party's default, then the non-prevailing party in such dispute shall pay the prevailing party's reasonable attorney's fees incurred in the enforcement of this Agreement.

                                      VII.

                                CLOSING MATTERS
                                ---------------

       7.01 CLOSING DATE.  The Closing shall be held in Puerto Rico at the
            ------------
offices of Purchaser's local counsel or such other location as both Seller and Purchaser may agree, on December 30, 1996, or such earlier date as Seller and Purchaser shall determine (the "CLOSING DATE").

       7.02 ADJUSTMENT AND PRORATIONS.  Seller and Purchaser have agreed that at
            -------------------------
the Closing Purchaser shall acquire the Hotel and the on-going business conducted at the Hotel. In that regard, there shall be no adjustments or prorations between Seller and Purchaser upon the Closing Date. Purchaser shall assume all of the liabilities associated with the on-going operation of the business at the Hotel (except for any extraordinary liabilities incurred other than in the ordinary course of business of the Hotel which were not disclosed to Purchaser prior to closing) and shall be entitled to receive all assets and receivables and other items of income and revenues, including, without limitation, prepaid reservations.

       7.03 GUEST PROPERTY IN SELLER'S POSSESSION ON CLOSING DATE. Property of
            -----------------------------------------------------
guests of the Hotel in Seller's care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

       (a) Safe Deposit Boxes.  On the Closing Date, Seller shall cause notice
           ------------------
to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date. Seller may have a representative present at the Hotel during such three-day period for the purpose of viewing such removal and verification.
Boxes of guests not responding to the written notice shall be listed at the end of such three-day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify and save and hold the Seller harmless from and against any claim or obligation arising out of or with respect to such property. Any property contained in the safe deposit boxes and not so recorded and not thereafter remaining in the hands of Purchaser shall be the responsibility of Seller, and Seller hereby agrees to indemnify and save and hold the Purchaser harmless from and against any claim or obligation arising out of or with respect to such property.

       (b) Baggage Inventory.  All guest baggage checked and left in the
           -----------------
possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Purchaser's representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage listed in such inventory, and Purchaser hereby agrees to indemnify and save and hold the Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory. Seller shall be responsible for all baggage not listed in such inventory, and Seller hereby agrees to indemnify and save and hold Purchaser harmless from and against any claim arising out of or with respect to the baggage not listed in such inventory.

       (c) Other Property.  All other guest property left in the possession,
           --------------
care or control of Seller prior to the Closing Date shall be returned by Seller to guests prior to the Closing Date and if not so returned prior to the Closing Date shall be the sole responsibility of Seller subsequent to the Closing Date. Seller hereby agrees to indemnify and save and hold Purchaser harmless from and against any claim arising out of or with respect to any other guest property left in the possession, care or control of Seller prior to the Closing Date and not returned by Seller to guests prior to the Closing Date.

       7.04 CLOSING DOCUMENTS.
            ------------------
       (a) At Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

          (i) a special warranty deed in recordable form conveying the fee estate in the Property to Purchaser subject only to the Permitted Exceptions.

          (ii) a special warranty bill of sale transferring to Purchaser all of the Furnishings, Expendables, Consumables and other tangible personal property (other than those items subject to equipment leases) free of all encumbrances except for the Permitted Exceptions.

          (iii) if available, original executed counterparts of the Leases, assignable Hotel Contracts and assignable Permits together with an assignment conveying and transferring to Purchaser all of the Bookings, the Leases, assignable Hotel Contracts and assignable Permits.

          (iv) an assignment of each of the lease agreements creating the Leasehold Estates together with such consents or approvals as may be necessary or appropriate in order to evidence the approval of the respective landlords thereunder.

          (v) possession of the Property.

          (vi) a certified copy of such corporate or partnership authorizations, approvals and incumbencies of Seller as Purchaser or the Title Company shall reasonable require.

          (vii) all books and records relating to the Property and the Hotel in Seller's possession or in the possession of the Manager of the Hotel.

          (viii) if available and in Seller's possession, copies of all reports, studies, plans and specifications covering the Property.

          (ix) such notices to tenants and estoppel certificates from tenants as may be reasonably required by Purchaser in order to establish the current status of the landlord and tenant relationship under the Leases and in order to notify any tenants of the transfer of the Property from Seller to Buyer.

          (x) an affidavit confirming that Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code, as amended.

          (xi) such documents, affidavits and related instruments as the Title Company shall reasonably require in order to issue an owner's policy of title insurance to Purchaser.

       (b) Purchaser shall deliver or cause to be delivered to Seller the following:
          (i) the balance of the Purchase Price in the manner described in
       Section 2.01 above.
       ------------

          (ii) such partnership authorizations, approvals and incumbencies as Seller or the Title Company shall reasonably require.

          (iii) an assumption of the obligations of Seller from and after the Closing under the Bookings, the lease agreements creating the Ground Leases, the Leases, assignable Hotel Contracts and assignable Permits.

          (iv) such documents as may be necessary to release the lien of the Banco Popular Mortgage.

       7.05 CLOSING COSTS.  Seller shall pay one-half of any escrow fees and its
            -------------
legal fees out of the cash portion of the Purchase Price. Purchaser shall pay for its legal fees, all costs of its due diligence investigation under Section
                                                                       -------
5.04, one-half of any escrow fees, the cost of the Survey, all recording fees,
----
stamp taxes, excise fees, notary fees, mortgage and deed taxes, the costs of any title policy and all other costs and expenses associated with the closing of the transaction set forth in this Agreement, provided that Purchaser may select the notary before whom the documents of transfer will be executed.

       7.06  REAL ESTATE COMMISSIONS.  Seller and Purchaser each represent and
             -----------------------
warrant to the other that it has no dealings with any broker in the negotiation of this transaction other than Southmark Corporation, a Georgia corporation (the "Broker"). Each party agrees to and does hereby indemnify, defend and hold the other harmless against the payment of any commission to any person or entity other than Broker claiming by, through or under Seller or Purchaser, as applicable. At the Closing Purchaser shall pay to Broker a commission in the amount of $775,000.00 if and only if the Closing shall occur under the terms and provisions of this Agreement.

       7.07 EMPLOYMENT OFFERS.  As of the Closing of the transactions
            -----------------
contemplated in this Agreement, Purchaser will make employment offers to all current employees employed by Seller at the Hotel. As of the Closing Date, and with respect to periods prior to and through the Closing Date and relating to the Seller's employees, the Seller has paid or made provisions for the payment of all salaries, accrued wages and benefits, including, but not limited to bonuses, accrued vacation pay, accrued sick leave, payroll taxes, the Christmas bonus, and has complied in all material respects with all applicable laws. Seller agrees to indemnify, hold harmless, and defend Purchaser and its affiliates from any and all claims, losses, demands, debts, actions, suits from Seller's employees, known or unknown arising directly or indirectly from their employment relation with Seller. These claims include, but are not limited to, claims related to the terms and conditions of, change in, or cessation of employment, claims based on any allegations of employment discrimination on the basis of age, sex, color, race, national origin, religious or political beliefs, disabilities, as well as any claim for salary, vacations, and/or meal periods. Seller will also indemnify Purchaser from any costs and expenses incurred by Purchaser in the litigation of these claims (including without limitation, reasonable attorneys' fees). Purchaser will indemnify, defend, and hold Seller harmless from and against any loss, damage, liability, claim, cost, or expense (including without limitation, reasonable attorneys' fees) that may be incurred by, or asserted against, Seller after Closing which involves any matter relating to a past or present Hotel employee concerning acts or omissions occurring after the Closing Date, except any such matters arising out of Seller's actions or omissions after the Closing Date.

       7.08 SURVIVAL.  The provisions of Article VII shall survive the Closing.
            --------

                                     VIII.

                         CONDEMNATION AND RISK OF LOSS
                         -----------------------------

       8.01 CONDEMNATION.  If, prior to Closing, any governmental authority or
            ------------
other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceeding) with regard to the Property and the same is not dismissed on or before ten (10) days prior to Closing, Purchaser shall be entitled either to terminate this Agreement upon written notice to Seller or to waive such right of termination and receive all such condemnation proceeds or an assignment thereof at the Closing. In the event Purchaser elects to terminate this Agreement under this Section 8.01, Escrow
                                                        ------------
Agent shall promptly return to Purchaser the Earnest Money and neither party to this Agreement shall thereafter have any further rights or obligations hereunder.

       8.02 RISK OF LOSS.  Until Closing, Seller shall bear the risk of loss
            ------------
should there be damage to any of the improvements by fire or other casualty. If prior to the Closing any of the Improvements shall be damaged by fire or other casualty, Seller shall take all action reasonably necessary to preserve and protect the improvements from further loss or damage, and within ten (10) business days after such loss deliver to Purchaser the following items, to the extent available (collectively, "CASUALTY LOSS INFORMATION"): (a) copies of all casualty and business interruption policies relating to the Property; (b) the names, address and telephone numbers of the adjustors assigned to adjust the loss; (c) letters addressed to each insurance company issuing a policy covering such loss and executed by Seller authorizing said company and its adjustors to discuss all matters relating to such loss with Purchaser, its agents and attorneys; and (d) a detailed written description of the damages incurred and an estimate of the cost of restoration.

       If the Improvements suffer material damage by a casualty, which, for the purpose of this Agreement, shall mean damage in excess of $250,000 or damage of a lesser amount to any area of the Hotel necessary for the day to day operation of the Hotel that cannot reasonably be expected to be repaired within five (5) business days, Purchaser may within five (5) days after delivery of the Casualty Loss Information either:

       (a) terminate this Agreement be delivering written notice of same to Seller, in which event Escrow Agent shall promptly return to Purchaser the Earnest Money and neither party to this Agreement shall thereafter have any further rights or obligations hereunder; or

       (b) waive its right of termination, by delivering written notice of same to Seller, and proceed to close this transaction in accordance with the terms hereof.

       At Closing, (i) all insurance proceeds received prior to Closing shall be delivered to Purchaser at Closing, (ii) at the option of Purchaser, Purchaser and Seller shall jointly notify all appropriate insurance companies of its interest in the insurance proceeds and (iii) all casualty insurance proceeds payable as a result of the loss and Purchaser's pro rata share of any rental or business loss proceeds shall be assigned to Purchaser at Closing.

                                      IX.

                                 MISCELLANEOUS
                                 -------------

       9.01 ENTIRE AGREEMENT.  This Agreement contains the entire agreement of
            ----------------
the parties hereto. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by Seller and Purchaser.

       9.02 BINDING EFFECT.  This Agreement shall inure to the benefit of and be
            --------------
binding upon the heirs, personal representatives, successors and assigns of each of the parties to this Agreement. Neither party may assign any of its rights or obligations hereunder without the written consent of the non-assigning party.

       9.03 NOTICES.  Any notice, communication, request, reply or advice
            -------
(collectively, "NOTICE") provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by depositing the same in the United States mail, postage prepaid, registered or certified, and addressed to the party to be notified, with return receipt requested; or by delivering by overnight courier; or by facsimile transmission. Notice deposited in the mail in the manner hereinabove described shall be effective two (2) business days after such deposit. Notice by overnight courier shall be effective one (1) business day after deposit with the courier service. Notice by facsimile transmission shall be effective on the business day delivered. For the purposes of Notice, the addresses of the parties shall be:

       Seller:         Southmark San Juan, Inc.
                       c/o Southmark Corporation
                       2711 LBJ Freeway, Suite 950
                       Dallas, Texas  75234
                       Attn:  Charles B. Brewer, President
                       Fax No.: (214) 406-6773

       with copy to:   Southmark San Juan, Inc.
                       c/o Hollywood Casino Corporation
                       13455 Noel Road, Suite 2200
                       Two Galleria Tower, LB 48
                       Dallas, Texas 75240
                       Attn:  John C. Hull, Corporate Controller
                       Fax No.: (214) 716-3916

       and copy to:    Palmer, Allen & McTaggart, L.L.P.
                       8111 Preston Road, Suite 300
                       Dallas, Texas  75225
                       Attn:  David L. Herbert, Esq.
                       Fax No.: (214) 265-7052

       Purchaser:      Puerto Rico Hotel Opco, LP SE
                       c/o Donaldson, Lufkin & Jenrette
                       277 Park Avenue, 19th Floor
                       New York, New York  10172
                       Attn:  Andy Rifkin, Senior Vice President
                       Fax No.: (212) 892-7553

       with copy to:   Kramer, Levin, Naftalis & Frankel
                       919 Third Avenue
                       New York, New York  10022
                       Attn:  Judith Singer, Esq.
                       Fax No.: (212) 715-8000

The parties shall have the right from time to time to change their respective addresses for notice by at least two (2) business days' written notice to the other party.

       9.04 GOVERNING LAW.  This Agreement shall be construed in accordance with
            -------------
the laws of the Commonwealth of Puerto Rico.

       9.05 SECTION HEADINGS.  The section headings contained in this Agreement
            ----------------
are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.

       9.06 OBLIGATIONS.  To the extent necessary to carry out the terms and
            -----------
provisions of this Agreement, the terms, conditions, warranties, representations, obligations, indemnities and rights set forth in this Agreement shall not be terminated at the time of Closing, nor will they merge into the various documents executed and delivered at the time of Closing.

       9.07 COUNTERPARTS.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       9.08 CONFIDENTIALITY.  By their execution of this Agreement, Seller and
            ---------------
Purchaser, their respective agents, employees, officers, shareholders, directors, successors, independent contractors and permitted assigns hereby agree to maintain in strict confidentiality, all of the terms, provisions, agreements and information contained in or referred to in this Agreement, including any of the exhibits attached hereto and the results of any tests, surveys, economic feasibility studies, environmental audits and other
information provided to or generated by Purchaser or Seller.   The information
to be maintained in strict confidentiality pursuant to the preceding sentence shall not be disclosed directly or indirectly to any person or entity without the prior written consent and specific written approval of the other party hereto. Notwithstanding the foregoing, information may be disclosed to attorneys, accountants, prospective lenders and their counsel and prospective equity participants and their counsel if such permitted persons or entities agree not to further disclose, directly or indirectly, any such confidential information.

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the date and year first above written.

                                        SELLER:

                                        SOUTHMARK SAN JUAN, INC.,
                                        a Delaware corporation



                                        By:    /s/ William D. Pratt
                                           ------------------------------------
                                           Name:  William D. Pratt
                                           Title: Vice President/Secretary


                                        PURCHASER:

                                        PUERTO RICO HOTEL OPCO, LLP,
                                        a Delaware limited partnership doing
                                        business in Puerto Rico as Puerto Rico
                                        Hotel OPCO LLP SE


                                        By:    /s/ Andrew Rifkin
                                           ------------------------------------
                                          Name:     Andrew Rifkin
                                               --------------------------------
                                          Title:   Vice President
                                                -------------------------------

                                   Exhibit A
                                   ---------


                    Legal Description of the Fee Simple Land
                    ----------------------------------------


  RURAL: Parcel of land located on the Cangrejos Arriba Ward of the Municipality of Carolina, with an area of TWENTY THREE THOUSAND ONE HUNDRED THIRTY POINT EIGHT THOUSAND FOUR HUNDRED SIX SQUARE METERS (23,130.8406 sq. mt.); with boundaries on the North, with the maritime zone of the Atlantic Ocean; on the South, with property of Juan Piza; on the East, with properties of San Juan Hotel Corporation; of Jose Rivera Mundo and Vicenta Antolin Cruz; on the West, with properties of Caribbean Resorts Corporation, and of spouses Rivera Mundo Antolin. State Road Number One Hundred Eighty Seven (187) runs from East to West through this property.

  On this property there is a fourteen (14) story building, with swimming pool facilities, two (2) story cabins and paved parking.

  Property number 18,276 recorded at page 122 overleaf of volume 750 of Carolina, Registry of Property of Carolina, First Section.

EXHIBIT A - Solo Page
---------

                                  Exhibit A-I
                                  -----------

                       Legal Description of Ground Lease
                       ---------------------------------


GROUND LEASE:

  Urban: Parcel of land located in the Cangrejo Arriba Ward of the Municipality of Carolina, with an area of seven thousand eight hundred sixty square meters and seventy eight hundredths of another. Bounded on the North, in fifty meters with the road which goes from Santurce to Carolina; on the South, in fifty seven meters and fifty nine centimeters with property of Enrique Abarca, before Alberto Biascochea; on the East, in one hundred ninety three meters with the remaining of the property from which it was segregated owned by Vicente Antolin Cruz; and on the West, in one hundred forty four meters and ninety centimeters with property of Timoteo de Jesus.

  From the above-described property two segregations have been made, one of one hundred ninety three point seventy seven (193.77) square meters and the other of forty nine point fifty seven (49.57) square meters, without the remnant parcel being described.

  On this property there is also a concrete house and a garage, one shack of bricks and wood and a zinc roof and wood house for dwelling with a zinc roof, two paint mixers, five ball mills, a stone mill, a two hundred twenty five (225) gallon shaker and a dry blender. There is also a concrete house with four apartments for dwelling, a cottage of bricks and wood with a zinc roof for warehousing and living quarters, a wood house with a zinc roof and a concrete brick building devoted to restaurant and night club.

  Property number 29,148 (formerly property number 2,082), recorded at page 15 of volume 574 of Carolina, Registry of Property of Carolina, First Section.

  The Ground Lease is recorded in favor of Southmark San Juan, Inc. at page 20(r) of volume 574 of Carolina, Registry of Property of Carolina, First Section, 13th inscription.


EXHIBIT A - Solo Page
---------

                                  Exhibit A-2
                                  -----------

                       Legal Description of Ground Lease
                       ---------------------------------


LEASED PARCEL:

  Parcel of land with an irregular trapezoidal shape with an area of three hundred sixty seven square meters with sixty seven hundredths of another (367.67 sq. mt.) with the following boundaries; on the North, in a distance of 3.354 meters with the Maritime Zone of the Atlantic Ocean; on the South, in a distance of 1.499 meters, with State Road Number 187; on the East, in a distance of
153.451 meters, with the Sands Hotel & Casino Property; and on the West, in seven (7) different alignments in a total distance of 153.624 meters, with the main tract of land of which this parcel forms part of, and which is owned by Coral Beach Condominium.

  The above described parcel is part of the following property which is described in the Registry of Property as:

  URBAN: Parcel of land of regular shape located on the Cangrejos Arriba Ward of Carolina, with an area of sixteen thousand three hundred fifty square meters and thirty nine hundredths of another; with boundaries on the North, with the Paseo de la Playa avenue, the Atlantic Drive, in a distance of one hundred fourteen point nine hundred eighty seven lineal meters; on the South, in three different and broken alignments which total one hundred eight point nine hundred fifty two lineal meters, with State Road Number One Hundred Eighty Seven; on the East, in a distance of one hundred sixty two point five hundred forty lineal meters, with property owned by Americana de Rico, Inc., Hotel Americana; and on the West, in two continuous and broken alignments which total thirty three point two hundred eleven lineal meters with Street One, before, now Boulevard Street.

  Property number does not appear in the lease with Coral Beach Condominium, recorded at page 31 overleaf of volume 437 of Carolina, Registry of Property of Puerto Rico.

  The lease is not recorded in the Registry of Property.


EXHIBIT A - Solo Page
---------

                                   Exhibit B
                                   ---------

                                 Tenant Leases
                                 -------------

          Tenant                   Lease Date   Expiration Date         Business
---------------------------------  ----------  ----------------   --------------------

1.  Calypso Water Sports             05/09/93  11/30/99           Clothing Accessories

2.  Castillo Water Sports Inc.       03/05/93  11/30/97           Water Sports

3.  Edouard De Paris Beauty Salon    04/01/93  11/30/97           Beauty Salon

4.  Maximino Jewelers                03/05/93  11/30/97           Jeweler

5.  W.H. Smith of P.R. Inc.          06/11/93  09/15/98           Sundry Shop

6.  American Parking                 10/08/87  M-M                Parking management

7.  II Giardino Inc.                 06/26/92  12/31/97           Restaurant

8.  International Arcade             12/01/95  11/30/98           Game Room

9.  Ruth's Chris Steak House         11/12/93  02/28/2004         Restaurant

10. Charlie Rental Car               07/01/89  M-M                Car Rental

11. Travel With Jane                 12/01/92  M-M                Travel Agent

12. Eduardo & Maria Hernandez
      The Souvenir Shop              12/01/92  M-M                Souvenirs
      Variety Shop                   12/01/92  M-M                Varieties
      Liquor Shop                    12/01/92  M-M                Liquor Store

13. La Fusta Hotel                   08/07/85  Five-year renewal  Hotel/Restaurant
                                               under negotiation

14. Mi Capita Express                02/01/96  08/31/97           Restaurant

EXHIBIT B - SOLO PAGE
---------

                                   Exhibit C
                                   ---------

                                Hotel Contracts
                                ---------------

Leased Equipment
----------------

       Lesser                      Beginning Date    Term      Equipment Type
     ---------                     --------------   ------     --------------
1. El Camino Resources                 01/01/95     24 mo.  Computer System (P.M.S)

2. Oriental Leasing                    07/01/94     36 mo.  Casino coin wrapping machine

3. Oriental Leasing                    10/01/94     36 mo.  Executive Offices copy machine

4. Capital Leasing source corporation  07/01/94     48 mo.  Accounting Office copy machine

5. Xerox corporation                   07/12/95     36 mo.  Fax Machine

6. Xerox corporation                   05/01/96     36 mo.  Sales Office copy machine

7. Oriental Leasing                    09/01/95     60 mo.  Call accounting system

Employment Contracts and Agreements
-----------------------------------

     Employee                      Beginning Date   Term     Type of Agreement
     --------                      --------------  ------   --------------------
     Richard E. Abati                  12/01/95     24 mo.  Employment Agreement

     Frederick N. Newman               09/15/91      N/A    Employment Letter

     Victor Perez                      01/10/95      N/A    Letter Agreement

EXHIBIT C - SOLO PAGE
---------

                            ----------------------

                               Service Contracts
                               -----------------

 1.  Stage Crew                          Audio Visual Services
 2.  Castillo Water Sports               Pool Maintenance Services
 3.  Michro Tech                         Food & Beverage POS Maintenance
 4.  Wells Fargo                         Armored Car Service
 6.  I.B.M.                              Property computer system maintenance
 7.  Caribbean Airport Facilities        Outside Storage Services
 8.  Telecable de Puerto Rico            In Room Cable T.V.
 9.  Interboro                           Time Clocks (2) Maintenance
10.  Spectradine                         In Room Movies Pay T.V.
11.  Spectradine                         In Room Movies Premium Channels
12.  Selig Chemical Ind.                 Water Treatment
13.  Otis Elevators                      Elevators Maintenance
14.  B.F.I.                              Waste Removal
15.  Trane                               Air Conditioning Maintenance
16.  Master Maintenance                  Cleaning Services
17.  Landscape Contractors               Grounds & Landscaping
18.  Antoine de Puerto Rico              Dry Cleaning Services
19.  Exterminators Extraordinary         Exterminating Services
20.  Top Furniture                       Carpet Maintenance
21.  Country Club Window Cleaning        Window Cleaning Services
22.  Glory Inc.                          Coin Wrapping Machine Maintenance
23.  Xerox Corporation                   Copy Machine Maintenance
24.  Kodak Caribbean                     Copy Machine Maintenance
25.  Cortelco Puerto Rico Inc.           Call Accounting System Maintenance
26.  Electro Servicios Especializados    Emergency Plant Maintenance
27.  Ecolab Manufacturing Inc.           Dishwashing Machine Maintenance
28.  La Montana Inc.                     Water coolers
29.  Gestetner Corporation               Copy Machine Maintenance
30.  Systronics Inc.                     Copy Machine Maintenance

EXHIBIT D - SOLO PAGE
---------

                                   Exhibit D
                                   ---------

                          Licenses, Permits and Bonds
                          ---------------------------


1.   Casino License

2.   Tucanos Restaurant/Room Service Health Permit

3.   Pool Bar Health Permit

4.   Players Lounge Health Permit

5.   Tucanos Restaurant/Room Service Liquor License

6.   Pool Bar Liquor License

7.   Players Lounge Liquor License

8.   Municipal; Permit "Patente Municipal" - Volume Tax

9.   Use Permit

10.  Tax Exemption Government Resolution

11.  Consumer Affairs Department Parking Operation Permit

12.  Workmen Compensation Insurance Policy

13.  Fire Department License

14.  Puerto Rico Electric Power Company bond

15.  Puerto Rico Aqueduct and Sewer Authority bond

16.  Casino Gaming bond

17.  Room Tax Authority (Secretario de Hacienda) bond

EXHIBIT D - SOLO PAGE
---------

                                   Exhibit E
                                   ---------

                         Litigation and Pending Claims
                         -----------------------------

Litigation
----------

  Jurisdiction                         Case #               Plaintiff
-------------------------------------  ------------------   ----------------------
U.S. District Court for the            392-37413-HCA-11     Maria Milagros Soto
Northern District of Texas

U.S. District Court for the
Southern District of New York          96-CIV-835           International Recovery
                                                            System and National
                                                            Recovery Systems

Tribunal De Primera Instancia -
Carolina
 Mario Ibarra                          Civil #96-1116       Unjustified Discharge

 Lilly Anne Martinez                   Civil #94-257        Not Insured Employer
                                                            Fondo del Seguro del Estado

 Luz Centeno                           Civil #FDP96-0207    Damages

Tribulan De Primera Instancia -
San Juan
 Jose L. Arreche                       Civil #96-2485       Unjustified Discharge

U.S. District Court for Puerto Rico
 Ed Ashtiani                           Civil #95-1992 (HL)  Jury Trial
                                                            (Origin Discrimination)

Puerto Rico Labor Department
 Jorge E. Vargas                       A1D1DP65-96          (Severance)

Puerto Rico Labor Department
Anti-Discrimination Unit
 Michelle Alicea                       16H960121            (Maternity)

EXHIBIT E - SOLO PAGE
---------

                                   Exhibit E
                                   ---------

                         Litigation and Pending Claims
                         -----------------------------

Litigation
----------

  Jurisdiction                       Case #      Plaintiff
  ------------                       ------      ---------
National Labor Relations Board
Pending Cases:
 Carmen Rivera                       24-CA-7466  Unfair Labor Practice

 Francisca Beltran                   24-CA-7531  Unfair Labor Practice

 The Union (Local 610)               24-RC-7742
 Filed Objections to the election
 In P.R. the Sands has filed an
 appeal to the NLRB in
 Washington, D.C. *

 The Union (Local 610)               24-CA-7234
 Appealed to Washington the          24-CA-7254
 decertification of the Casino

* On October 31, 1996, the NLRB ordered the hotel to hold a new election to determine if the employees wish to join Local 610.


EXHIBIT E - SOLO PAGE
---------

                            PENDING INSURANCE CLAIMS

                                                                                                                  Location/Injury
File Number                  File Type         Claimant          Date/Loss  Date/Opened  Description of Loss        Description
---------------------------  ---------  -----------------------  ---------  -----------  --------------------  ---------------------

OCC47888                     BI         Hernandez, Jose           07/31/91     08/20/91  Cut Foot in Pool      Pool/Left Foot
OCC51053                     BI         Grimes, Rick              08/23/93     08/31/93  Slipped on Floor      Players Lounge/R Knee
OCC51075                     BI         Macedonio, Joseph         08/15/92     09/09/93  Jet Ski Accident      Ocean/Deceased
OCC51717                     BI         Mills, Sandra             02/26/94     03/08/94  Fell on Casino Steps  Casino Steps/L
                                                                                                               Ankle, Knee, Back
                                                                                                               Shoulder
OCC51915                     BI         Rodriguez-Lesbia, Lydia   04/04/94     04/22/94  Trip & Fall           Marketing Office/R
                                                                                                               Hand, Elbow, L Arm,
                                                                                                               Jaw
OCC51983                     BI         Mitchell, Thelma          02/09/94     05/16/94  Fell in Lobby         Lower Lobby/Knee
OCC52218                     BI         Griffin, Rhonda           07/12/94     08/01/94  Fell in Lobby         Tripped in Lower
                                                                                                               Lobby/FX Foot
OCC52303                     BI         Draper, Roland J. III      2/07/93     08/24/94  Food Poisoning        Toscano's/Food
                                                                                                               Poisoning
OCC52459                     BI         Ortiz-Horrez, Giselle     10/02/94     10/20/94  Fell on Bricks on     Handicap Ramp/Knees
                                                                                         the Handicap Ramp     R. Hand, Thumb
                                                                                                               Disloc.
OCC52703                     BI         Mitchell, Theresa         01/28/95     03/03/95  Slip & Fall           Pool Area/Left Knee
OCC52866                     BI         Christopher, Nick         04/23/95     05/30/95  Tree Branch Fell on   Poolside/Back of Neck
                                                                                         Head/Pool Area
OCC52868                     BI         Strazadas, Julia          05/15/95     05/30/95  Slipped Coming Out    Pool/Right Knee,
                                                                                         of Pool/Ladder        Left Leg
OCC52893                     BI         Renchik, Charles          10/24/94     06/06/95  Alleged Fall in       Elevator/Lower Back
                                                                                         Elevator
OCC52964                     BI         Orengo, Evelyn            05/02/95     07/07/95  Fell Off Slot Stool   Casino Floor
                                                                                         in Casino             Slots/Neck & Left Arm
OCC53096                     BI         Zabala-Romero, Thomas     07/09/94     08/09/95  Fell in Bathroom      Hotel Room/Back and
                                                                                                               Rib Cage
OCC53144                     BI         Bazar Torres, Rosa        06/23/95     08/23/95  Slipped on Leaves     Pool Area/L. Ankle,
                                                                                         Near Pool             R. Shoulder
OCC53176                     BI         Baglio, Kelly             06/06/95     09/06/95  Fell Down Stairs      Stairs/Twisted Foot
                                                                                         and Twisted Foot
OCC53192                     BI         Castillo, Eva             08/19/95     09/13/95  Cut Chin in Bathroom  Guest Room 1626/Cut
                                                                                                               Chin & Brused Neck
OCC53218                     BI         Pasarell-Colon, Maria     08/19/95     09/27/95  Fell                  Ballroom C/Left Ankle
OCC53219                     BI         Aracena, Laura            09/23/95     09/27/95  Ball From Roulette    Casino Floor/Mouth
                                                                                         Hit Claimant M
OCC53246                     BI         Kantor, Shirley           08/26/95     10/08/95  Fell on Wet Floor     Elevators/Back, Chest
OCC53263                     BI         Ortiz, Yolanda            10/06/95     10/16/95  Hit by Coconut in     Pool Area/Shoulder
                                                                                         Pool Area
OCC53319                     BI         Malina, Anna Luz          10/12/95     11/13/95  Slip and Fall         Casino Entrance
                                                                                                               Steps/Knees
OCC53462                     BI         Rosen, Donna              11/25/95     01/02/96  Slipped on Edge of    Pool Area/Head, R.
                                                                                         Pool                  Arm, L. Finger
OCC53463                     BI         Boyce, Marilyn            12/10/95     01/02/95  Slip and Fall         Room 906/Right Arm,
                                                                                                               Hip & Back
OCC53464                     BI         Porto, Camella            11/12/95     01/02/96  Tripped at Pool       Pool Area/Back
OCC53573                     PD         Baeza, Michell & Evelyn  l07/18/95     01/24/96  Sprinkler System      Guest Room
                                                                                         Flooded Room          817/Property Damage
OCC53701                     BI         Colon, Charisse           02/03/96     02/09/96  Palm Tree Fell on     Outside Pool/Right
                                                                                         Head                  Side of Head
OCC53702                     BI         Blum, Blanch              02/03/96     02/09/96  Palm Tree Bark Fell   Pool Area/Right Leg
                                                                                         on Her Leg
OCC53847                     BI         Rosado, Delores           10/15/95     03/15/96  Fell in Bathroom      Bathroom/Right Foot
                                                                                                               Twisted
OCC53870                     BI         Perez-Figuerda, Roberto   02/24/96     03/22/96  Bumped by Food Cart   Plazoleta/Rt. Hand,
                                                                                                               Chest
OCC53975                     BI         Thompson, Dwane           03/25/96     04/25/96  Alleged               Guest Room
                                                                                         "Legionnaires         316/Legionnaires
                                                                                         Disease"              Disease
OCC54094                     BI         Melendez, Manuel          03/17/96     06/05/96  Elevator Doors        Freight Elevator
                                                                                         Closed on Claimant    Doors Hit
                                                                                                               Claimant/Rt Arm
OCC54165                     BI         Cruz, Ada Santos          12/30/95     07/03/96  Fall Steps/Fracture
                                                                                         Of
OCC54205                     BI         Limanni, Macy             07/03/96     07/11/96  Fell on Steps         Steps/Forehead
OCC54258                     BI         Cardona, Maria            07/04/96     07/26/96  Fell in Bathtub       Guest Room 705/Nose
                                                                                                               Left Eyebrow
OCC54259                     BI         Morgan, Kathy             05/31/96     07/26/96  Slip in Bathtub       Guest Room 724/Face,
                                                                                                               Left Knee
OCC54318                     BI         Arbona Morales, Nancy     07/30/96     08/13/96  Fell Out of Shower,   Guest Room 1405/Left
                                                                                         No Mat                Foot & Knee, Body
OCC54319                     PD         Bain, Matthew et al       07/06/96     08/13/96  Bags Were Stolen      Bell Captain Area/
                                                                                         and Recovered         Bags Stolen
OCC54391                     BI         Baez-Soto, Nereida        08/24/96     09/06/96  Piece of Glass in     Tucano/Cut Mouth
                                                                                         Food                  With Piece of Glass
OCC54396                     BI         Lugo-Almodovar, Esther    08/09/96     09/09/96  Twisted Right Ankle   Casino Area/Right
                                                                                                               Ankle & Right Hip
OCC54427                     BI         Bermudez, Wilda           06/24/96     09/19/96  Slip & Fall           Main Lobby/Right
                                                                                                               Leg, Right Ankle
OCC54428                     PD         Figueror-Lugo, Moraima    08/11/96     09/19/96  Luggage Stolen        Main Lobby/Stolen
                                                                                                               Luggage

                                   Exhibit F
                                   ---------

              Status of Union and Collective Bargaining Agreements
              ----------------------------------------------------


 .    In February 1994, approximately 30 permanent dealers, of the Sands San Juan
     Casino department, voted to become part of Gastronomical Workers union, Local 610 HEREIN, AFLCIO (the Union), however, in August 1995 the Sands Hotel Casino (the Company) received written notification, from the attorney representing a majority of the casino permanent dealers, which stated that they no longer wanted to be represented by the Union. As a result, the Company has withdrawn from negotiations with the Union in regards to the casino department employees.

     The Union rejected, the notification from the Company and filed a case with the San Juan Office of the N.L.R.B. The San Juan Office of the N.L.R.B. ruled in favor of the Company upholding the company's negotiations withdrawal. The Union appealed the decision to the N.L.R.B. in Washington. The appeal is still pending.

 .    On October 11, 1995 a union representation election was held on behalf of approximately 150 hourly employees of the Food and Beverage, Housekeeping, Engineering and Bell Staff departments. The employees rejected the Union representation but the Union challenged the voting qualifications of several employees in a petition to the San Juan Offices of the National Labor Relations Board ("NLRB"). In addition the Union filed several unfair labor practice claims against the management. The San Juan Office of the N.L.R.B. ruled in favor of the union petition for both counts, whereupon the Company filed an appeal with the N.L.R.B. in Washington. The appeal is still pending.

EXHIBIT F - SOLO PAGE
---------

                                   Exhibit G
                                   ---------

                Excluded Personal Property and Personal Effects
                -----------------------------------------------


GENERAL MANAGER'S ITEM:
-----------------------

All items in the General Manager's Suite #1609/#1607 is the property of the General Manager with the exception of the following:

     1.   Bedroom case goods in both bedrooms
     2.   Dining room set
     3.   Leather sofa bed
     4.   Table and two (2) matching chairs in den
     5.   All lamps
     6.   Coffee tables and end tables
     7.   Console TV in suite #1609
     8.   TV in suite #1607

Note:  The Mitsubishi TV in suite #1609 is property of the General Manager.

All items in the General Manager's office is property of the hotel with the exception of the following:

     1.   All wall accessories
     2.   Sony stereo system and related tapes, CD's, etc.
     3.   Cerwin-Vega speakers
     4.   Large black swivel office chair
     5. Professional manuals, i.e. Hospitality Industry guides, Flagship Hospitality Corporation, etc.
     6.   Personal knick-knacks, calculator, office supplies, etc.

VICE PRESIDENT'S OFFICE:
------------------------

All items in the Vice President's office are property of the hotel with the exception of the following:

     1.   All wall accessories
     2.   Professional manuals, i.e. Hospitality Industry guides etc.
     3.   Personal knick-knacks, lamps, calculator, office supplies.


EXHIBIT G - SOLO PAGE
---------

CONTROLLER'S OFFICE:
--------------------

All items in the Controller's offices are property of the hotel with the exception of the following:

     1.   All wall accessories
     2.   Sony CFD 440 stereo system and related tapes, CD's, etc.
     3.   Magnavox Metalif/SX Notebook computer
     4.   Professional manuals, i.e. Hospitality Industry guides, books, etc.
     5.   Personal knick-knacks, lamps, calculator, office supplies, etc.